UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K
 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

 Date of Report: October 30, 2020
 (Date of earliest event reported: October 30, 2020)

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.
1-11178	Revlon, Inc.	13-3662955
Delaware
One New York Plaza
New York, New York, 10004
212-527-4000

33-59650	Revlon Consumer Products Corporation	13-3662953
Delaware
One New York Plaza
New York, New York, 10004
212-527-4000

Former Name or Former Address, if Changed Since Last Report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) or 12(g) of the Act:

	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Revlon, Inc.	Class A Common Stock	REV	New York Stock Exchange
Revlon Consumer Products Corporation	None	N/A	N/A

Indicate by check mark whether each registrant is an “emerging growth company” as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)in Rule 12b-2 of the Exchange Act.

Emerging Growth Company
Revlon, Inc.	Yes ☐ No ☒
Revlon Consumer Products Corporation	Yes ☐ No ☒

If an emerging growth company, indicate by check mark if the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.    Results of Operations and Financial Condition.

Preliminary Unaudited Financial Information

The preliminary and unaudited financial information set forth in this Item 2.02 (the “Preliminary Unaudited Information”) is derived from preliminary internal financial reports of Revlon, Inc. (“Revlon”) as of and for the three months ended September 30, 2020. The Preliminary Unaudited Information will be subject to revision based on Revlon’s financial closing procedures and controls associated with the completion of its quarter-end financial reporting, including the quarterly closing and internal review process, the finalization of various items, all customary reviews and approvals, and completion by Revlon’s and Revlon Consumer Products Corporation’s (“Products Corporation” and together with Revlon, the “Company”) independent registered public accounting firm of its required review of the Company’s financial statements for the quarter ended September 30, 2020. Accordingly, actual final results for the periods presented may differ from the Preliminary Unaudited Information, and such differences may be material. The Company currently expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2020 according to the SEC filing requirements.

Preliminary Unaudited Results for the Three Months Ended September 30, 2020 and Liquidity Information

For the three months ended September 30, 2020 (or “Q3 2020”), on a preliminary unaudited basis, the Company had:

•
Consolidated net sales of approximately $477.1 million, as compared to $596.8 million in the prior-year period.  The Company estimates that the ongoing and prolonged COVID-19 pandemic contributed approximately $119 million to its total net sales decline versus the prior-year period. See “COVID-19 Impact on Revlon, Inc.’s Business (Preliminary and Unaudited)” below. Excluding the $119 million negative impact from the ongoing and prolonged COVID-19 pandemic, the Company’s Q3 2020 net sales were essentially flat compared to the prior-year period;

•
Operating loss of approximately $9.7 million in the third quarter of 2020 versus $16.7 million of operating income in the prior-year period, driven primarily by the lower net sales described above and lower gross profit margin due in part to the ongoing effects of COVID-19, including its adverse impact on sales mix and higher manufacturing overhead absorption costs; and

•	Adjusted EBITDA of approximately $54.5 million versus $68.4 million in the prior-year period. Adjusted EBITDA is a non-GAAP financial measure defined below and reconciled to operating loss.

COVID-19 Impact on the Company’s Business (Preliminary and Unaudited)

While the Company continues to execute its business strategy, the ongoing and prolonged COVID-19 pandemic has adversely impacted net sales in all major commercial regions around the globe that are important to the Company’s business. The ongoing and prolonged COVID-19 pandemic’s adverse impact on the global economy has contributed to significant and extended quarantines, stay-at-home orders and other social distancing measures; closures and bankruptcies of retailers, beauty salons, spas, offices and manufacturing facilities; increased levels of unemployment; travel and transportation restrictions leading to declines in consumer traffic in key shopping and tourist areas around the globe; and import and export restrictions. These adverse economic conditions have resulted in the general slowdown of the global economy, in turn contributing to a significant decline in net sales within each of the Company’s reporting segments and regions.

The ongoing and prolonged COVID-19 pandemic contributed an estimated $119 million ($119 million “XFX,” as hereinafter defined), to the Company’s $119.7 million decline in net sales for the three months ended September 30, 2020, compared to the prior year quarter, and an estimated $387 million ($392 million XFX) to the Company’s $442.5 million decline in net sales for the nine months ended September 30, 2020, compared to the prior year period. During Q3 2020, the Company experienced increased net sales of Revlon-branded beauty tools, Revlon hair color products and certain Elizabeth Arden skincare products in certain markets, as well as growth in the Company’s e-commerce net sales.

Revlon segment net sales declined $51.3 million ($51.9 million XFX) versus the prior year quarter, with the ongoing and prolonged COVID-19 pandemic contributing an estimated $50 million ($50 million XFX) to such decline. During the third quarter of 2020, the Revlon segment experienced increased net sales of Revlon-branded beauty tools and hair color products in North America. COVID-19 had a similar negative impact on the Company’s other reporting segments over such period, with COVID-19 contributing: (i) an estimated $25 million ($25 million XFX) to a $32.9 million ($33.1 million XFX) decline in the Fragrances segment; (ii) an estimated $24 million ($25 million XFX) to a $16.9 million ($18.4 million XFX) decline in the Elizabeth Arden segment; and (iii) an estimated $19 million ($19 million XFX) to a $18.6 million ($19.1 million XFX) decline in the Portfolio segment. Within the Company’s Portfolio segment, during the third quarter of 2020 the Creme of Nature brand continued to deliver net sales growth versus the third quarter of 2019, driven by increased demand due to a shift in consumer buying preferences.

On a regional basis, the ongoing and prolonged COVID-19 pandemic had a similar negative impact on the Company’s North America and International regions during the third quarter of 2020. Of a $43.5 million ($43.2 million XFX) decline in the Company’s net sales in its North America region during the third quarter of 2020, compared to the third quarter of 2019, COVID-19 contributed an estimated $47 million ($47 million XFX) to such decline. Similarly, of a $76.2 million ($79.3 million XFX) decline in the Company’s net sales in its International region over such period, COVID-19 contributed an estimated $72 million ($72 million XFX) to such decline. During the third quarter of 2020, on a regional basis, the Company also experienced increased net sales of Revlon-branded beauty tools, Revlon hair color products and certain Elizabeth Arden skincare products, predominantly in China, as well as growth in certain local and regional brands in various markets.

In April 2020, the Company took several cost reduction measures designed to mitigate the adverse impact of the ongoing and prolonged COVID-19 pandemic on its net sales, including, without limitation: (i) reducing brand support, as a result of the abrupt decline in retail store traffic; (ii) continuing to monitor the Company’s sales and order flow and periodically scaling down operations and cancelling promotional programs; and (iii) closely managing cash flow and liquidity and prioritizing cash to minimize COVID-19’s impact on the Company’s production capabilities. In April 2020, the Company also implemented various organizational interim measures designed to reduce costs in response to COVID-19, including, without limitation: (i) switching to a reduced work week in the U.S. and in the Company’s international locations and reducing executive and employee compensation in the range of 20% to 40%; (ii) furloughing approximately 40% of the Company’s U.S.-based office-based employees and 30% factory-based employees, as well as employees in a majority of the Company’s other locations; (iii) suspending the Company’s 2020 merit base salary increases, discretionary profit sharing contributions and matching contributions to the Company’s 401(k) plan; (iv) reducing Board and committee compensation by 50% and eliminating Board and committee meeting fees; and (v) suspending or terminating services and payments under consulting agreements with certain directors. During the third quarter of 2020, the Company started to gradually roll back some of these measures especially with regards to some of the employees previously furloughed and/or on a reduced work week. With most of these measures still in place, including the Revlon 2020 Restructuring Program, the Company achieved cost reductions of approximately $78 million and $231 million during the three and nine months ended September 30, 2020, respectively, that have substantially offset the impact of the decline in the Company’s net sales over such period. However, with the ongoing and prolonged COVID-19 pandemic, these mitigation actions may not prove to be effective in insulating the Company from any further damaging economic impacts from the pandemic.

All information presented above for Q3 2020 is Preliminary Unaudited Information and represent management’s current estimates of the items presented and the impacts of the various factors described above, all of which may be subject to change or revision.

Adjusted EBITDA Reconciliation (Preliminary and Unaudited)

Adjusted EBITDA is a non-GAAP financial measure. As used in this Current Report on a preliminary unaudited basis, the Company defines Adjusted EBITDA as operating income before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company’s underlying operating performance. For the third quarter ended September 30, 2020, the following table reconciles the Company’s preliminary unaudited operating loss to Adjusted EBITDA:

Three Months Ended September 30, 2020
(dollars in millions)	(preliminary unaudited)
Operating Loss	$(9.7)
Non-Operating Items:
Restructuring and related charges	4.5
Acquisition, integration and divestiture costs	0.9
Financial control remediation and sustainability actions and related charges	0.7
Gain on divested assets	(1.1)
COVID-19 charges	9.7
Capital structure and related charges	9.3
Non-cash stock-based compensation expense	5.1
Depreciation and amortization	35.1
Adjusted EBITDA	$54.5

The Company’s management uses Adjusted EBITDA as an operating performance measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company’s management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that Adjusted EBITDA is useful to investors to provide them with disclosure of the Company’s operating results on the same basis as that used by management. Management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company’s underlying operating performance. Additionally, management believes that providing Adjusted EBITDA enhances the comparability for investors in assessing the Company’s financial reporting.

Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analytical measure that is used by management, as described above, and therefore can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for its most directly comparable financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define Adjusted EBITDA differently. Also, while Adjusted EBITDA, as used in this Current Report, is defined differently than Adjusted EBITDA for the Company’s credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. Adjusted EBITDA should be considered in conjunction with the Company’s financial statements and related footnotes filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

Date: October 30, 2020